Exhibit 99.1

HF Foods Appoints Industry Veteran, Russell Libby, to its Board of Directors

GREENSBORO, NC – March 23, 2020 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the Southeast, Pacific and Mountain West regions of the United States (the “Company”), has appointed Russell Libby, a food distribution industry veteran and service-oriented c-suite executive, to the Company’s board of directors effective July 1, 2020.

Libby will replace Zhehui Ni, who resigned effective June 30, 2020, due to personal and professional obligations. As a result of the change, the Company’s board of directors will remain composed of five directors, including three independent directors and two inside directors.

Russell Libby has nearly 30 years of experience in mergers and acquisitions, strategy, business development, international business, corporate governance, and corporate social responsibility. From 2007 to 2019, he held numerous leadership positions at Sysco Corp. and most recently served as the company’s executive vice president and corporate secretary.

Prior to his career with Sysco, Libby served as president of COFRA North America and vice president - legal, for Good Energies, Inc., an investment advisor to private equity and venture capital funds. During his career, he has also worked as general counsel, vice president-human resources and secretary at Liuski International, Inc., a computer distribution and manufacturing company, and as a corporate associate with Arnall Golden Gregory, LLP, a full-service law firm in Atlanta.

Libby holds a Bachelor of Arts in international relations from the University of Virginia in Charlottesville and a J.D. degree from Emory University School of Law in Atlanta.

“Mr. Libby’s experience in food distribution management and operations, as well as financial markets, make him a uniquely qualified individual to join our board of directors,” said Zhou Min Ni, chairman and co-CEO of HF Foods. “We believe that his appointment will strengthen our corporate governance, and his expertise will be of great value as we work to grow the business and generate value for the betterment of our customers, employees, and shareholders.”

Peter Zhang, co-CEO and CFO of HF Foods added: “By appointing a well-respected industry veteran to our board of directors with vast experience from the dominant player in our industry, we’ve added another valuable resource who can help us scale more effectively. On behalf of the entire team at HF Foods, I’d like to personally welcome Mr. Libby aboard.”

Mr. Libby commented: “With the completion of the merger between B&R Global and HF Foods in November last year, this is a uniquely opportune time in the Company’s history. I look forward to leveraging my prior experience to help HF Foods reach the next phase in its evolution.”

About HF Foods Group Inc.

HF Foods Group Inc., headquartered in Greensboro, North Carolina, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the Southeast, Pacific and Mountain West regions of the United States. With 14 distribution centers along the U.S. eastern and western seaboards, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 10,000 established customers in 21 states, and strong relations with growers and suppliers of food products in the US and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit hffoodsgroup.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, unfavorable macroeconomic conditions in the United States, competition in the food service distribution industry, particularly the entry of new competitors into the Chinese/Asian restaurant market niche, increases in fuel costs or commodity prices, disruption of relationships with vendors and increases in product prices, U.S. government tariffs on products imported into the United States, particularly from China, changes in consumer eating and dining out habits, disruption of relationships with or loss of customers, our ability to execute our acquisition strategy, availability of financing to execute our acquisition strategy, control of the Company by our Chief Executive Officer and principal stockholder, failure to retain our senior management and other key personnel, our ability to attract, train and retain employees, changes in and enforcement of immigration laws, failure to comply with various federal, state and local rules and regulations regarding food safety, sanitation, transportation, minimum wage, overtime and other health and safety laws, product recalls, voluntary recalls or withdrawals if any of the products we distribute are alleged to have caused illness, been mislabeled, misbranded or adulterated or to otherwise have violated applicable government regulations, failure to protect our intellectual property rights, any cyber security incident, other technology disruption, or delay in implementing our information technology systems, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

HFFG@gatewayir.com